EXHIBIT 24.1

                          INDEPENDENT AUDITORS' CONSENT

      We consent to incorporation by reference in the Registration Statements Nos. 33-34590, 33-75338 and 333-19027 of DI Industries, Inc. on Form S-8 and Registration Statements Nos. 333-14783, 333-6077 and 333-2043 of DI Industries, Inc. on Form S-3, of our report dated March 14, 1997, relating to the consolidated balance sheet of DI Industries, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 1996 annual report on Form 10-K of DI Industries, Inc.

KPMG Peat Marwick LLP

Houston, Texas
March 25, 1997